KU
For Immediate Release               Contact:  Cliff Feltham
                                       Communications Dept.
                                               859-367-1105



   KU Seeks First Base Electric Rate Increase In 20 Years

(LEXINGTON, Ky. - Nov. 25, 2003) Kentucky Utilities Company announced today it intends to pursue increases in its base rates for the first time in two decades. Although the company has only preliminary numbers, KU is expected to seek an overall increase of 9 percent, for approximately $62 million per year. KU last sought a base rate increase in 1983. KU lowered its rates in 2000 by more than $30 million. As a result, today's electric rates are lower than they were in 1983. A representative residential customer, using 1,000 kwh, is expected to see an increase of approximately $5 per month.

      The amount of the increase KU will seek will be based on a test year which ended in September. Final details will be available by year end.

      The increase in rates is caused, in large part, by the need to meet growing demand, particularly from new business.
In the last two decades, customers have increased by 205,510, or 60 percent.

      "When you look at the rate of inflation and the economic situation we are in today, our electric rates are actually lower today than they were when we last requested an increase," said Vic Staffieri, KU's and LG&E Energy's Chairman, CEO and President.

       Even with the proposed increases, the company's electric rates will remain lower than those of the seven states bordering Kentucky, and among the lowest in the nation. The increase is necessary because KU's costs of doing business, including safely and reliably delivering service, have increased dramatically over the past two decades.

      KU and its sister company, Louisville Gas and Electric Company, have spent $285 million in the last three years, adding new generating capacity, and are expected to install additional capacity over the next two years to meet electric demand growth. The companies have invested roughly $18 million per year in their transmission system. Significant increases have also occurred in administrative and general expenses - in particular pension, post retirement, health care, and insurance expenses. For example, the companies have encountered an approximately 140 percent increase in property insurance since the terrorist attacks of September 11, 2001.

      "We're proud that - despite a lot of turmoil in our industry -- our employees have been able to hold electric rates steady for more than two decades through their hard work, efficiencies and ingenuity," said Staffieri. "But there comes a time when you must react to the economic situation you face, regardless of your best efforts.

     "Obviously, decisions such as this don't come easily to us, as evidenced by the fact that we haven't filed for an increase in some time," he added. "However, we're at a point now where additional resources are necessary in order for us to continue to provide the quality service our customers have come to expect."

      LG&E also is requesting increases in electric and gas rates. The utilities will file the increases in late December. The Kentucky Public Service Commission has traditionally suspended the implementation of the rates for five months in order to hold public hearings. A decision likely will not be reached until next summer.

      KU, based in Lexington, Ky., provides reliable, low-priced electric energy to more than 477,000 customers in 77 Kentucky counties and 30,000 five counties in southwestern Virginia. KU is a subsidiary of LG&EEnergy Corp., headquartered in Louisville, Ky.

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